EXHIBIT 23 – CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-91157 on Form S-8 of our report relating to the financial statements of Morgan’s Foods, Inc. dated May 31, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern) appearing in this Annual Report on Form 10-K of Morgan’s Foods, Inc. for the year ended February 27, 2005.

/s/ Deloitte & Touche LLP
Cleveland, Ohio

May 31, 2005